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                                                                    EXHIBIT 3.19


                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
               HERBALIFE INTERNATIONAL DO BRASIL LTDA. (DELAWARE)
                -------------------------------------------------
                             a Delaware corporation

      Herbalife International do Brasil Ltda. (Delaware), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      1. That Article ONE of the Certificate of Incorporation of this corporation is amended to read in full as follows:

                   "The name of this corporation is:  Herbalife
                   International do Brasil Ltda."

      2. Said Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the Board of Directors of the corporation and by the affirmative vote of the holders of at least of a majority of the outstanding stock entitled to vote.

      IN WITNESS WHEREOF, Herbalife International do Brasil Ltda. (Delaware) has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President this 29th day of March, 1996.

                                                   /s/ Christopher Pair
                                          --------------------------------------
                                               Christopher Pair, President